Exhibit 3.1

EXECUTION VERSION

AMENDED AND RESTATED

SHAREHOLDER AGREEMENT

BETWEEN

GRUPO VILLAR MIR, S.A.U.

AND

FERROGLOBE PLC

Dated as of November 21, 2017

TABLE OF CONTENTS

Page

ARTICLE I

Certain Definitions

SECTION 1.01. Defined Terms	1
SECTION 1.02. Other Definitional Provisions	4

ARTICLE II

Holdco

SECTION 2.01. Ownership; Shares	4

ARTICLE III

Management and Operations of Holdco

SECTION 3.01. Board of Directors	5
SECTION 3.02. Required Delay; Abstention	6

ARTICLE IV

Preemptive Rights

SECTION 4.01. Preemptive Rights	6
SECTION 4.02. Exceptions From Preemptive Rights	7
SECTION 4.03. Nonintervention by Holdco	7
SECTION 4.04. Certain Issues of Shares	7

ARTICLE V

Standstill Provisions

SECTION 5.01. Standstill	7
SECTION 5.02. Nonintervention by Holdco	8

ARTICLE VI

Transfers

SECTION 6.01. Restrictions on Transfers	9
SECTION 6.02. Permitted Transfers	10

i

SCHEDULES

SCHEDULE I         Percentage Interest

ii

AMENDED AND RESTATED SHAREHOLDER AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [•], 2017, between Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain (“Grupo VM”), and Ferroglobe PLC, a public limited company incorporated under the laws of England (“Holdco”).

WHEREAS, on the Effective Date, Holdco issued Shares to Grupo VM pursuant to the Business Combination Agreement;

WHEREAS the parties hereto originally entered into this Agreement as of December 23, 2015, to govern certain rights, obligations and interests of Grupo VM with respect to Holdco; and

WHEREAS the parties hereto desire to amend and restate this Agreement, as originally executed by the parties as of December 23, 2015, to provide for certain amendments set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

SECTION 1.01.    Defined Terms.  (a)  In this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.  Notwithstanding the foregoing, (i) neither Holdco nor any Person Controlled by Holdco shall be deemed to be an “Affiliate” of Grupo VM or of any Affiliate of Grupo VM and (ii) neither Grupo VM nor any Affiliate thereof shall be deemed to be an “Affiliate” of any other Shareholder or any Affiliate thereof by virtue of its Shares.

“Articles of Association” shall mean the Articles of Association of Holdco, as the same may be amended or supplemented from time to time.

“beneficial owner” shall mean any Person deemed to be the beneficial owner pursuant to Rule 13d-3 under the Exchange Act; provided,  however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of the “beneficial owner” shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question.  The term “beneficial ownership” shall have a correlative meaning.

“Business Combination Agreement” shall mean the Amended and Restated Business Combination Agreement among GSM, FA, Grupo VM, Holdco and Gordon Merger Sub, Inc., a Delaware corporation, dated as of May 5, 2015, as amended on September 10, 2015, and November 11, 2015.

“Casual Vacancy” shall mean a vacancy on the Board of Directors that arises as a result of: (a) the death, resignation or removal of a director, (b) the failure of a director candidate to be elected or re-elected at any annual general meeting because a majority of the Shares voted at that annual general meeting voted against such director candidate or (c) the Board of Directors deciding not to nominate a director candidate for election or re-election at any annual general meeting when a majority of the Grupo VM Directors have voted, at the relevant meeting of the Board of Directors prior to that annual general meeting, against nominating that director candidate for election or re-election at that annual general meeting.

“Contract” shall mean, as to any Person, any contract, lease, easement, license, instrument or understanding to which the applicable Person is a party.

“Control” shall mean, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise.  The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Covered Equity Securities” shall mean any equity securities of Holdco or any Holdco Subsidiary.

“Effective Date” shall mean December 23, 2015.

“equity security” shall have the meaning given to such term in Rule 405 under the Securities Act.

“Exchange” shall mean the stock exchange in which Holdco maintains its primary listing, and in all events will be the Nasdaq so long as listed thereon.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FA” shall mean Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima.

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“Grupo VM Director” shall mean (a) initially, Javier López Madrid, Manuel Garrido y Ruano and Juan Villar-Mir de Fuentes and (b) thereafter, any Grupo VM Nominee elected or appointed to the Board of Directors in accordance with the Articles of Association and this Agreement.

“GSM” shall mean Globe Specialty Metals, Inc., a Delaware corporation.

“Holdco Equity Securities” shall mean the Shares and any other equity securities of Holdco.

“Holdco Subsidiary” shall mean any direct or indirect Subsidiary of Holdco.

“Law” shall mean any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Maximum Number” shall mean (a) three, if Grupo VM’s Percentage Interest is greater than 25%, (b) two, if Grupo VM’s Percentage Interest is greater than 15% but not greater than 25% and (c) one, if Grupo VM’s Percentage Interest is greater than 10% but not greater than 15%.

“Percentage Interest” shall mean, with respect to any Shareholder, the percentage of the total issued and outstanding Shares of Holdco owned by that Shareholder.

“Permitted Maximum Percentage” shall mean the Percentage Interest of Grupo VM and its Affiliates as of the Effective Date.

“Person” shall mean any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Registration Rights Agreement” shall mean the Registration Rights Agreement among Grupo VM, Holdco and Alan Kestenbaum, dated as of December 23, 2015.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders” shall mean the shareholders of Holdco.

“Shares” shall mean Ordinary Shares (as defined in the Articles of Association).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Sunset Date” shall mean the first date after the Effective Date on which Grupo VM and its Affiliates in the aggregate beneficially own less than 10% of the issued and outstanding Shares.

(b)        Each of the following terms is defined in the Section listed opposite such term:

Term	Defined in
“Agreement”	Preamble
“Board of Directors”	Section 3.01(a)
“Grupo VM”	Preamble
“Grupo VM Nominee”	Section 3.01(b)
“Holdco”	Preamble
“Nominations Committee”	Section 3.01(b)
“Notice of Primary Offering”	Section 4.01
“Permitted Transfer”	Section 6.02
“Transfer”	Section 6.01(a)
“Working Hours”	Section 8.03(b)

SECTION 1.02.    Other Definitional Provisions.  (a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(b)        Any agreement, instrument, statute or regulation defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument, statute or regulation as from time to time amended, consolidated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

ARTICLE II

Holdco

SECTION 2.01.    Ownership; Shares.  Schedule I sets forth the number of Shares Grupo VM owns and its related Percentage Interest, as of December 31, 2016.

ARTICLE III

Management and Operations of Holdco

SECTION 3.01.    Board of Directors.

(a)        As of the date of this Agreement, the board of directors of Holdco (the “Board of Directors”) has three Grupo VM Directors.

(b)        Prior to the Sunset Date, subject to and in accordance with this Section 3.01, Grupo VM shall have the right to submit the names of one or more director candidates (each such candidate, a “Grupo VM Nominee”) to the nominations committee of the Board of Directors, or other committee performing the functions of nominating directors for election to the Board of Directors (the “Nominations Committee”), for consideration to be nominated or appointed as a director.  The Nominations Committee shall evaluate the qualifications of each Grupo VM Nominee to serve as a director and, in the event of a favorable evaluation, recommend that the Board of Directors nominate or, in the event of a Casual Vacancy, appoint such Grupo VM Nominee.  If the Nominations Committee does not recommend a Grupo VM Nominee for nomination or appointment or the requisite approval of the Board of Directors is not obtained in accordance with the Articles of Association, Grupo VM shall, in good faith and as promptly as possible but in all cases within thirty (30) days, submit the names of one or more additional (but not the same) Grupo VM Nominees for approval in accordance with the foregoing sentence.  Grupo VM shall continue to submit the names of additional (but not the same) Grupo VM Nominees in accordance with this Section 3.01(b) until such time as the favorable recommendation of the Nominations Committee and requisite approval of the Board of Directors are obtained.  The Board of Directors shall not fill a Casual Vacancy created by the death, resignation, removal or failure to win re-election of a Grupo VM Director other than with a Grupo VM Nominee.

(c)        Notwithstanding Section 3.01(b): (i) Grupo VM shall only have the right to submit a Grupo VM Nominee for appointment to fill a Casual Vacancy if the Casual Vacancy was created by the death, resignation, removal or failure to win re-election of a Grupo VM Director; (ii) Grupo VM shall not have the right to submit a Grupo VM Nominee for appointment to fill a Casual Vacancy if the number of Grupo VM Directors equals or exceeds the Maximum Number; and (iii) in connection with any meeting of Shareholders to elect directors, the number of Grupo VM Nominees in the slate of nominees recommended by the Board of Directors shall not exceed the Maximum Number.

(d)        At any meeting of Shareholders to elect directors, the number of candidates proposed directly to the Shareholders by Grupo VM and its Affiliates shall not exceed (i) the Maximum Number less (ii) the number of Grupo VM Nominees included in the slate of nominees recommended by the Board of Directors.

(e)        Holdco shall, during the term of this Agreement, subject to applicable Law, include any person nominated as a director in accordance with the Articles of Association and this Agreement in the slate of nominees recommended by the Board of Directors to the Shareholders, and included in the related Holdco notice of annual or other general meeting, voting ballots, proxy notice, or proxy statement (if applicable) and proposed as a resolution at such annual or general meeting, for election to the Board of Directors at any annual or other general meeting of Shareholders at which directors are to be elected.

SECTION 3.02.    Required Delay; Abstention.

(a)        If a majority of the Grupo VM Directors vote against the nomination of any director candidate at the relevant meeting of the Board of Directors, the Board of Directors shall not nominate such director candidate, or any alternative director candidate, for election to the Board of Directors for a period of fifteen (15) days, during which the Grupo VM Directors and the directors who are “independent” (as defined in the Articles of Association) shall discuss the nomination and seek to resolve any disagreement.

(b)        If the Nominations Committee has recommended two successive director candidates for appointment to the Board of Directors to fill the same Casual Vacancy caused by the death, resignation, removal or failure to win re-election of a director (other than a Grupo VM Director or the CEO) and a majority of the Grupo VM Directors have voted against each of those director candidates, the Grupo VM Directors shall abstain from voting in relation to the appointment of any third director candidate who the Nominations Committee may recommend to fill such Casual Vacancy.  Any candidate recommended by the Nominations Committee under this Section 3.02(b) shall not be any director candidate (i) whose appointment was previously opposed by a majority of the Grupo VM Directors (unless the Grupo VM Directors have withdrawn their opposition), (ii) who had previously resigned as a director or (iii) who failed to be elected or re-elected at any annual general meeting because a majority of the Shares voted at that annual general meeting voted against such director candidate.

ARTICLE IV

Preemptive Rights

SECTION 4.01.    Preemptive Rights.  Grupo VM shall have preemptive rights to subscribe for up to its Percentage Interest of any issue of Covered Equity Securities by Holdco or any Holdco Subsidiary for cash or non-cash consideration, in each case on the same terms and at the same price per Covered Equity Security offered to each offeree.  Prior to any such issuance of Covered Equity Securities, Holdco shall first deliver written notice to Grupo VM of the proposed primary offering, including the number and terms of the Covered Equity Securities to be sold, the proposed price per Covered Equity Security and other relevant terms of the issue and the proposed closing date for such transaction (“Notice of Primary Offering”).  Grupo VM shall have a period of sixty (60) days after delivery of the Notice of Primary Offering to elect to subscribe for a number of Covered Equity Securities, up to a maximum of the Percentage Interest of Grupo VM immediately prior to such issue multiplied by the number of Covered Equity Securities being issued.  This right shall be exercised by Grupo VM, if at all, by delivery of written notice to Holdco.  A failure to deliver such notice to Holdco shall be deemed an election by Grupo VM not to participate in the offering, but shall not waive Grupo VM’s rights with respect to future offerings.  An election by Grupo VM to subscribe shall constitute an agreement to purchase that number of Covered Equity Securities so elected on the terms contained in the Notice of Primary Offering.

SECTION 4.02.    Exceptions From Preemptive Rights.  The preemptive rights of Grupo VM in Section 4.01 shall not apply to any issue by Holdco of Shares: (a) pursuant to any share split, share dividend or similar corporate action, (b) pursuant to a firm-commitment underwritten public offering of Shares for cash, with the number of Shares issued in any 12-month period pursuant to such offering not to exceed 10% of the Shares issued and outstanding immediately prior to such 12-month period, (c) in connection with the acquisition of any Person or the purchase of the assets or properties of any Person to the extent such Shares are not issued for cash consideration, (d) in connection with the bona fide sale by Holdco or any Holdco Subsidiary of all or substantially all of the equity securities of one or more Holdco Subsidiaries or (e) pursuant to an employee share plan, incentive plan, restricted share plan or other similar benefit plan, program or agreement approved by the Board of Directors.

SECTION 4.03.    Nonintervention by Holdco.  Holdco shall not, and shall not permit any of its Subsidiaries to, take any action that directly impairs the ability of Grupo VM to exercise its preemptive rights under this Article IV.

SECTION 4.04.    Certain Issues of Shares.  Holdco shall not issue any Shares in connection with the acquisition of any Person or the purchase of the assets or properties of any Person if the aggregate number of Shares to be issued in any single acquisition or purchase would exceed 20% of the issued and outstanding Shares immediately prior to such issue, without the prior approval of the holders of the Shares by ordinary resolution.

ARTICLE V

Standstill Provisions

SECTION 5.01.    Standstill.

(a)        Prior to the Sunset Date, neither Grupo VM nor any Affiliate of Grupo VM shall: (i) effect, agree, seek or make any proposal or offer with respect to, or announce any intention with respect to or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, (A) any acquisition of any Holdco Equity Securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of Holdco or any Holdco Subsidiary, (B) any tender or exchange offer, merger or other business combination involving Holdco or any Holdco Subsidiary or assets of Holdco or any Holdco Subsidiary constituting a significant portion of the consolidated assets of Holdco and the Holdco Subsidiaries, (C) any recapitalization, restructuring, liquidation, dissolution, change of Control or other extraordinary transaction with respect to Holdco or any Holdco Subsidiary, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any equity securities of Holdco; (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to Holdco or otherwise act in concert with any Person or group in respect of any equity securities of Holdco; (iii) except in accordance with this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board of Directors; (iv) take any action which would or would reasonably be expected to cause Holdco to make a public announcement under applicable Law regarding any of the types of matters set forth in clause (i) above; (v) enter into any discussions or arrangements with any Person with respect to any of the foregoing or (vi) request that Holdco amend or waive any provision of this Section 5.01(a).

(b)        Section 5.01(a) shall not prohibit: (i) any transaction, discussions or arrangements solely between or among Grupo VM and its Affiliates; (ii) any acquisition pursuant to an equity incentive or similar plan established by the Board of Directors for members of the Board of Directors in their capacities as such; (iii) any acquisition pursuant to or in connection with a share split, share dividend or similar corporate action initiated by Holdco; (iv) any acquisition pursuant to Article IV; (v) any purchase of Shares “regular-way” on the Nasdaq or other recognized securities exchange if immediately subsequent to such purchase, the aggregate Percentage Interests of Grupo VM and its Affiliates does not exceed the Permitted Maximum Percentage as of immediately prior to such purchase; (vi) any transaction previously approved by the Board of Directors in accordance with this Agreement and actions in furtherance thereof; (vii) any action expressly permitted by this Agreement or the Registration Rights Agreement; (viii) Grupo VM or any Grupo VM Director from engaging in non-public discussions with the Board of Directors regarding one or more transactions that would otherwise be prohibited by Section 5.01 so long as such discussions would not reasonably be expected to result in public disclosure by Grupo VM under applicable Law, including requirements of the SEC, and (ix) at any time after the third anniversary of the Effective Date, an acquisition of Shares for cash pursuant to a takeover offer made to all holders of Shares for all Shares if such takeover offer (A) complies with all applicable requirements of the SEC, and (B) has a non-waivable condition that it be accepted by holders of a majority of Shares not held by Grupo VM and its Affiliates.

(c)        Section 5.01(a) shall also not prohibit or prevent Grupo VM or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another Person that owns, beneficially or otherwise, any Holdco Equity Securities; provided,  however, that (i) such Person shall not have acquired such Holdco Equity Securities in contemplation of Grupo VM or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person, (ii) the ownership of such Holdco Equity Securities by such Person shall not be a material reason for Grupo VM or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person, and (iii) such Person shall not own, beneficially or otherwise, greater than 1% of the Holdco Equity Securities then-outstanding.

(d)        If (i) the aggregate Percentage Interest of Grupo VM and its Affiliates falls below 30% (other than as a result of an issuance or offering of Shares by Holdco with respect to which Grupo VM and its Affiliates did not have preemptive rights) and (ii) Grupo VM or any of its Affiliates subsequently purchases any Shares pursuant to Section 5.01(b)(v) and as a result of such purchase the aggregate Percentage Interests of Grupo VM and its Affiliates exceeds 30%, then Grupo VM will make a “mandatory bid” in compliance with Rule 9 of The City Code on Takeovers and Mergers, without regard for whether Rule 9 or such Code is otherwise applicable.

SECTION 5.02.    Nonintervention by Holdco.  Holdco shall not, and shall not permit any of its Subsidiaries to, take any action that would directly impair the ability of Grupo VM to exercise its rights under Sections 5.01(b) and 5.01(c) or its obligations under Section 5.01(d).

ARTICLE VI

Transfers

SECTION 6.01.    Restrictions on Transfers.

(a)        Grupo VM shall not, directly or indirectly, by operation of Law, Contract or otherwise, (i) offer, transfer, sell, assign, pledge, hypothecate, encumber, gift or otherwise dispose of any beneficial ownership of, or pecuniary interest in, any Covered Equity Securities (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), (ii) engage in any hedging, swap, forward contract or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of beneficial ownership of, or pecuniary interest in, any Covered Equity Securities, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Covered Equity Securities; or (iii) enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, the Covered Equity Securities (in each case, a “Transfer”), other than in a Permitted Transfer (as defined below).

(b)        Any Transfer not expressly permitted herein shall be null and void ab initio and of no effect, and Holdco shall not record any such Transfer on its books or treat any purported transferee as the owner of Covered Equity Securities for any purpose.

(c)        If and to the extent Grupo VM holds any Shares in certificated form, Grupo VM hereby agrees, as promptly as practicable after the date of this Agreement, to deliver certificates evidencing all of the Covered Equity Securities held by Grupo VM to Holdco, and hereby authorizes and instructs Holdco (including through Holdco’s transfer agent or registrar, as applicable), and Holdco agrees, not to register any Transfer of any of the Covered Equity Securities held by Grupo VM, except as expressly permitted by this Agreement and in any event not before any transferee of a Permitted Transfer has entered into a customary binding deed of adherence to this Agreement (if required hereunder), and to legend the certificates evidencing such Covered Equity Securities.  Holdco agrees that as promptly as practicable after the date of this Agreement it shall (i) make a notation on its records and give instructions to the transfer agent and registrar for the Covered Equity Securities not to permit, during the term of this Agreement, the Transfer of the Covered Equity Securities held by Grupo VM and (ii) place (or cause the transfer agent and registrar for the Covered Equity Securities to place) the legend described below in its registry of members and on any certificates evidencing any Covered Equity Securities held by Grupo VM.  Holdco agrees that, following the termination of this Agreement, Holdco shall cause any restricted transfer instructions imposed pursuant to this Section 6.01(c) to be lifted and any legended certificates delivered pursuant to this Section 6.01(c) to be replaced with certificates not bearing such legend.

Holdco shall note the following legend on its registry of members with respect to the Covered Equity Securities held by Grupo VM in certificated form, and each certificate evidencing Covered Equity Securities shall bear the following legend on the face thereof:

“THE SHARES REPRESENTED BY CERTIFICATE NO. [___] ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN SHAREHOLDER AGREEMENT, DATED AS OF DECEMBER 23, 2015, BETWEEN HOLDCO AND GRUPO VM, COPIES OF WHICH SHAREHOLDER AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF HOLDCO.  THE SHARES REPRESENTED BY CERTIFICATE NO. [___] MAY NOT BE VOTED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SAID SHAREHOLDER AGREEMENT.”

SECTION 6.02.    Permitted Transfers.  Each of the following is a “Permitted Transfer”:

(a)        any Transfer to an Affiliate of Grupo VM, so long as such Affiliate, to the extent it has not already done so, executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco;

(b)        any Transfer to Holdco or a Subsidiary of Holdco;

(c)        any Transfer pursuant to a widely distributed public offering of Shares for cash;

(d)        any Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) under the Securities Act;

(e)        any Transfer of Shares pursuant to a privately-negotiated transaction to any purchaser who, along with its Affiliates or any “group” (as defined under the Exchange Act) of which it is a member (to the extent Grupo VM has knowledge of the existence and composition of such group after reasonable inquiry), immediately after the consummation of such Transfer, would have beneficial ownership of less than 10% of outstanding Shares, provided, that after reasonable inquiry, Grupo VM has no reason to believe that such purchaser is, or has the intent to be, a Person who would be required to file a Schedule 13D (or successor form) under the Exchange Act disclosing an intent other than for investment;

(f)        any Transfer of Shares in connection with a public tender or similar takeover offer made to all holders of Shares for all Shares if such public tender or similar takeover offer (i) complies with all applicable requirements of the SEC, the Exchange and other applicable Law, (ii) is made on the same price per Share, with the same form of consideration per Share and otherwise on the same terms and conditions to all holders of Shares (provided,  however, that if the holders of Shares are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if each holder of Shares is granted identical election rights) and (iii) has a non-waivable condition that it be accepted by holders of a majority of the Shares not held by Grupo VM or its Affiliates;

(g)        any (i) pledge of (x) Covered Equity Securities or (y) depositary receipts issued by any depositary, custodian or nominee in respect of Shares deposited with any depositary, custodian or nominee that holds legal title to the Shares for the purposes of facilitating beneficial ownership of the Shares by Grupo VM, (ii) assignment of such pledge and

(iii) Transfer to the pledgee pursuant to the enforcement of such pledge if, in all such cases, (A) such pledge or assignment, as applicable, is in favor of a bona fide independent financial institution that is not a “state-owned enterprise” (which term shall not include any publicly traded European financial institution in which some but not all of the equity interests therein are owned by a Governmental Authority) and (B) as a condition to pledgee’s ability to take ownership of such Covered Equity Securities, such pledgee or its assignee (as applicable) agrees to comply with the restrictions in this Article VI with respect to such Covered Equity Securities (it being acknowledged and agreed that such pledgee shall inure to the rights of Grupo VM and its Affiliates under the Registration Rights Agreement with respect to such Covered Equity Securities); and

(h)        any hedging, swap, forward or other derivative contract with respect to any Covered Equity Securities, provided that (i) at no time shall the aggregate number of Covered Equity Securities underlying such hedging, swap, forward or other derivative arrangements exceed 20% of the aggregate number of the Covered Equity Securities held by Grupo VM and its Affiliates and (ii) Grupo VM shall not lend, or permit or authorizing the lending of, any Covered Equity Security to any Person.

ARTICLE VII

Representations and Warranties

SECTION 7.01.    Representations and Warranties of Grupo VM.  Grupo VM represents and warrants as of the date hereof as follows:

(a)        Due Incorporation.  It is duly incorporated, registered and validly existing under the laws of the jurisdiction of its incorporation, and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted.  It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b)        Authority to Execute and Perform Agreement.  It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  Assuming the due execution and delivery by Holdco, this Agreement constitutes the valid and binding obligations of Grupo VM, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c)        No Conflicts.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws or other constitutive documents of Grupo VM; (ii) any instrument or Contract to which Grupo VM is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Grupo VM to perform its obligations under this Agreement.

SECTION 7.02.    Representations and Warranties of Holdco.  Holdco represents and warrants as of the date hereof as follows:

(a)        Due Incorporation.  It is duly incorporated, registered and validly existing under the laws of England and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted.  It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b)        Authority to Execute and Perform Agreement.  It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  Assuming the due execution and delivery by Grupo VM, this Agreement constitutes the valid and binding obligations of Holdco, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c)        No Conflicts.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Articles of Association as of the date of this Agreement; (ii) any instrument or Contract to which Holdco is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Holdco to perform its obligations under this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01.    Term and Termination of Agreement.  (a)  This Agreement shall continue in full effect until the Sunset Date, and shall terminate immediately thereafter.  Except as expressly set out in this Agreement, neither party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, and each party waives any rights of rescission or termination it may have.

(b)        Upon termination of this Agreement pursuant to Section 8.01(a), each party to this Agreement shall release and discharge the other party from all claims or demands under or in connection with this Agreement, except that (i) this Article VIII shall survive such termination and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach (as defined in the Business Combination Agreement) by such party of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement.

SECTION 8.02.    Confidentiality Agreement.  Grupo VM hereby agrees that, notwithstanding any other provision of this Agreement to the contrary, Grupo VM and its Affiliates may be provided confidential information in accordance with and subject to the terms of a Confidentiality Agreement in the form attached hereto as Exhibit A, which such Confidentiality Agreement has been mutually executed and delivered concurrently with the execution and delivery of this Agreement.

SECTION 8.03.    Notices.  (a)  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to Holdco, addressed to it at:

Ferroglobe PLC

2nd Floor West Wing

Lansdowne House

57 Berkeley Square

London W1J 6ER

United Kingdom

Tel:  +44 20 3129 2420

Attention:  Chief Legal Officer and Corporate Secretary

Email:  nick.deeming@ferroglobe.com

If to Grupo VM, addressed to it at:

Grupo Villar Mir, S.A.U.

Paseo de la Castellana, 259 D

28046 Madrid (SPAIN)

Tel:  +34 915 56 73 47

Fax:  +34 915 97 32 23

Attention:  Manuel Garrido

Email:  mgr@gvm.es

(b)       Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Section 8.03(a) and served: (i) by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; (ii) by fax, in which case it shall be deemed to have been given when despatched subject to confirmation of uninterrupted transmission by a transmission report; or (iii) by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that in the case of sub-clauses (ii) and (iii) any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a business day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

(c)       Any party to this Agreement may notify the other parties of any change to its address or other details specified in Section 8.03(a) provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.

SECTION 8.04.    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of an arbitral tribunal or court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitral tribunal or court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or (to the extent possible) to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such arbitral tribunal or court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

SECTION 8.05.    Entire Agreement; Amendments and Waivers.  This Agreement constitutes the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties hereto.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided.  The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

SECTION 8.06.    Assignment.  Grupo VM shall not assign any of its rights under this Agreement, in whole or in part, to any Person, without first obtaining the prior written consent of Holdco, and any assignment in contravention hereof shall be null and void; provided, that Grupo VM may assign this Agreement to an Affiliate in connection with a Permitted Transfer if such Affiliate executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

SECTION 8.07.    Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties (and their respective successors and assigns) and any pledgee or its assignee (as applicable) pursuant to a Permitted Transfer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

SECTION 8.08.    Mutual Drafting.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

SECTION 8.09.    Governing Law; Consent to Jurisdiction.

(a)        This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

(b)        The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c)        For the purposes of this Section 8.09, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

SECTION 8.10.    Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.11.    Delivery by Facsimile or Email.  This Agreement, and any amendments hereto, waivers hereof or consents hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of either party, the other party shall re-execute original forms thereof and deliver them to the requesting party.  No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

SECTION 8.12.    Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of England or Wales or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any requirement under law to post a bond or other security or prove damages as a prerequisite to obtaining equitable relief.

SECTION 8.13.    Process Agent.  Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon Grupo VM if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to FERROATLÁNTICA INTERNATIONAL LIMITED, 125 Old Broad Street, EC2N 1AR London, United Kingdom (marked for the attention of the Secretary of the Company) or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its respective officers thereunto duly authorized on the date first above written.

GRUPO VILLAR MIR, S.A.U.,

by
/s/ Manuel Garrido
Name: Manuel Garrido
Title: CFO

FERROGLOBE PLC,

by
/s/ Pedro Larrea Paguaga
Name: Pedro Larrea Paguaga
Title: CEO

[Signature Page to Grupo VM Shareholder Agreement]

Schedule I

		Percentage Interest
Shareholders	Number of Shares	as of December 31, 2016
Grupo VM	94,555,000	55%

Schedule I

Exhibit A

Confidentiality Agreement

[Attached.]

November 21, 2017

Grupo Villar Mir, S.A.U.

Paseo de la Castellana, 259 D

28046 Madrid (SPAIN)

Attention: Javier López Madrid

Re:       Amended and Restated Confidentiality and Access Rights Agreement

Ladies and Gentlemen:

Following the execution of that certain Shareholder Agreement, originally dated as of December 23, 2015, as amended and restated on November 21, 2017 (the “Agreement”), by and between Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain (“Grupo VM”), and Ferroglobe PLC, a public limited company incorporated under the laws of England (“Holdco”), Grupo VM has been granted the right to submit the names of one or more director candidates to the nominations committee of the board of directors of Holdco (the “Board”) for consideration to be nominated or appointed as a director effective November 21, 2017.  Holdco understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, each member of the Board may, if and to the extent he or she desires to do so, disclose information each of them obtains while serving as a member of the Board on a strictly confidential basis to you and your Representatives (as hereinafter defined) and may discuss such information with such persons, subject to the terms and conditions of this letter agreement.  As a result, you may receive certain non-public information regarding Holdco.  You acknowledge that this information is proprietary to Holdco and may include trade secrets or other business information, the unauthorized disclosure of which could harm Holdco.  In consideration for, and as a condition of, non-public information being furnished to you (and, subject to the restrictions in paragraph 2 below, your attorneys, advisors, affiliates, directors, officers, members, partners and employees, collectively, “Representatives”), you agree to treat any and all information concerning or relating to Holdco or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by the Board, or by or on behalf of Holdco, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Confidential Information”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1.         The term “Confidential Information” does not include information that is or was (a) generally available to the public other than as a result of disclosure by you or your Representatives in violation of this Agreement (b) independently acquired by you or your Representatives without violating any of their obligations under this Agreement or under any other contractual, legal, fiduciary or other binding obligation with or to Holdco, (c) available to you or your Representatives on a non-confidential basis other than as a result of its disclosure to you or your Representatives by Holdco or any representative of Holdco, provided that, to your knowledge, the source of such information is not prohibited from transmitting the information to you or your Representatives by a contractual, legal, fiduciary or other binding obligation with or to Holdco or (d) provided to you on a non-confidential basis and in your possession prior to the date hereof.

2.         You hereby agree that you and your Representatives will (a) keep the Confidential Information strictly confidential and (b) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of Holdco; provided,  however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you in connection with your investment in Holdco and (ii) who are informed by you in advance of the confidential nature of such information and who are subject to confidentiality obligations to you with respect thereto; provided,  further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto.

3.         In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Confidential Information, you will, when possible, promptly notify (except where such notice would be legally prohibited) Holdco in writing and, where practicable, provide reasonable cooperation, at Holdco’s expense, so that Holdco may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver from Holdco, you or any of your Representatives are nonetheless advised by your legal counsel that you are legally compelled to disclose Confidential Information, you may, without liability hereunder, disclose to such tribunal that portion of the Confidential Information which such counsel advises you is legally required to be disclosed, provided that you notify the recipient of the existence of this letter agreement and your obligations hereunder to maintain the confidentiality of the Confidential Information.  In no event will you oppose any action by Holdco to obtain a protective order, motion to quash or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information.  It is understood that there shall be no “legal requirement” requiring you to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, Holdco’s ordinary shares or other securities of Holdco.

4.         You acknowledge that (a) Holdco does not make any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) Holdco shall not have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

5.         All Confidential Information shall remain the property of Holdco.  Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with Holdco.  No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

6.         You acknowledge, and will advise your Representatives, that the Confidential Information may constitute material non-public information under applicable United States federal and state securities laws and that such securities laws prohibit any person who has received material, non-public information concerning Holdco from purchasing or selling securities of Holdco or from communicating such information to any other persons under circumstances in which it is reasonably foreseeable that such person is likely to purchaser or sell such securities.  You further agree that you will not purchase or sell securities of Holdco in violation of applicable United States federal and state securities laws.

7.         You hereby represent and warrant to Holdco that this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms.

8.         It is understood and agreed that no failure or delay by you or Holdco in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

9.         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of England or Wales or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any requirement under law to post a bond or other security or prove damages as a prerequisite to obtaining equitable relief.

10.       At any time upon the written request of Holdco for any reason, you will promptly deliver to Holdco or destroy all Confidential Information (and all copies thereof) furnished to you by or on behalf of Holdco; provided,  however, that in the event you destroy such Confidential Information, you shall provide Holdco with a certificate of an officer of Grupo VM certifying such destruction.  Notwithstanding the foregoing, you (a) may retain a copy of the Confidential Information in order to comply with applicable law, regulation or professional standards, and (b) to the extent that Confidential Information is retained in standard archival or computer back-up system in the ordinary course of business, such retained Confidential Information shall not be required to be destroyed, provided, that, such retained Confidential Information shall remain subject to the terms of this letter agreement for so long as retained by you.  Notwithstanding the return or destruction of Confidential Information, you will continue to be bound by the confidentiality and other obligations set forth in this letter agreement.

11.       You and your Representatives will, upon reasonable notice, have reasonable access, during normal business hours, to Holdco employees, properties, books, contracts and records and Holdco will furnish promptly, upon reasonable request, all information that may be reasonably requested concerning its business, properties and personnel for use that is reasonably related to your shareholding in Holdco; provided,  however, that Holdco shall not be required to provide access to or disclose information where such information or access would, in the reasonable judgment of Holdco, (a) breach any contract with any third party, (b) constitute a waiver of the attorney-client or other privilege held by Holdco or (c) otherwise violate any applicable law.  In the event any of the restrictions in clauses (a) through (c) of the foregoing sentence shall apply, Holdco shall advise you of the subject matter of any such information that cannot be disclosed and shall use its commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable laws.

12.       (a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

(b)        The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c)        For the purposes of this letter agreement, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this letter agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this letter agreement or the consequences of its nullity and also including any dispute relating to any noncontractual rights or obligations arising out of, relating to, or having any connection with this letter agreement.

13.       This letter agreement contains the entire understanding of the parties withrespect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto.

14.       Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to Holdco, addressed to it at:

Ferroglobe PLC

2nd Floor West Wing

Lansdowne House

57 Berkeley Square

London W1J 6ER

United Kingdom

Tel:  +44 20 3129 2420

Attention:  Chief Legal Officer and Corporate Secretary

Email:  nick.deeming@ferroglobe.com

If to Grupo VM, addressed to it at:

Grupo Villar Mir, S.A.U.

Paseo de la Castellana, 259 D

28046 Madrid (SPAIN)

Tel:  +34 915 56 73 47

Fax: +34 915 97 32 23

Attention: Manuel Garrido

Email: mgr@gvm.es

Any notice or other communication given under this letter agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in this paragraph 13 and served: (a) by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; (b) by fax, in which case it shall be deemed to have been given when despatched subject to confirmation of uninterrupted transmission by a transmission report; or (c) by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that in the case of sub-clauses (b) and (c) any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a business day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.  Any party to this letter agreement may notify the other parties of any change to its address or other details specified in this paragraph 13 provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.

15.       If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

16.       This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

17.       This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of Holdco.

18.       This letter agreement shall expire one year from the date on which no Grupo VM Directors (as defined in the Shareholder Agreement) serve as directors of Holdco.

19.       Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

Please confirm your understanding and agreement to this letter agreement by signing and returning a copy of this letter agreement to Holdco.

Ferroglobe PLC
		By:	/s/ Pedro Larrea Paguaga
Name: Pedro Larrea Paguaga
Title: CEO

Acknowledged and Agreed to
this 21st day of November, 2017
Grupo Villar Mir, S.A.U.
By:	/s/ Manuel Garrido
Name: Manuel Garrido
Title: CFO